NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

SECRETARY

CORPORATE Seal

PRESIDENT

Countersigned & Registered: Globex Transfer, LLC
(613) 344-4490

By____________________________
Authorized Signature